EXHIBIT 99.1
Frozen Food Express Industries, Inc.
Announces First Quarter 2011 Results

Frozen Food Express Industries, Inc. Announces First Quarter 2011 Financial Results

DALLAS, April 27, 2011 -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the quarter ended March 31, 2011. Highlights for the quarter include:

•	Total operating revenue increased $6.3 million to $92.1 million in the first quarter of 2011 compared to $85.8 million in the same period of 2010.

•	Total operating revenue, net of fuel surcharges, increased slightly to $73.4 million, compared to $73.3 million during the first quarter of 2010.

•
Favorable pricing and improving demand were offset by unusually severe weather and increased fuel costs, resulting in a $7.9 million loss during the first quarter of 2011, compared to a $3.7 million loss in the same period of 2010.

•	Net loss per share of diluted common stock was ($0.45) in the first quarter of 2011 compared to ($0.22) in the same period of 2010.

•	New four year, $50 million credit facility increases liquidity and long-term financial flexibility.

For the first quarter ended March 31, 2011, total operating revenue increased $6.3 million to $92.1 million compared to $85.8 million in the same period of last year. Total operating revenue, net of fuel surcharges, increased slightly to $73.4 million, compared to $73.3 million in the same period of 2010. The net loss for the first quarter ended March 31, 2011 was $7.9 million, or ($0.45) per diluted share, compared to $3.7 million, or ($0.22) per diluted share in the same quarter a year ago.

Total Operating Revenue (in $000s) from:	1Q11	1Q10	% Change
Total Truckload	45,141	44,916	0.5%
Less-than-truckload	26,201	25,267	3.7%
Brokerage and Equipment Rental	2,082	3,125	(33.4%)
Total Operating Revenue (Excluding Fuel Surcharges)	73,424	73,308	0.4%

Fuel Surcharges	18,683	12,534	49.1%
Total Operating Revenue	92,107	85,842	7.3%

"Despite severe weather that curtailed many customer operations in January and February, truckload revenue during the first quarter of 2011 was relatively flat in comparison with the same period a year ago.  Continued capacity constraint in the truckload sector provided pricing strength in this segment that was able to offset the 5.7% decline in loaded miles that was influenced by the bad weather,”   said Russell Stubbs, the Company's President and Chief Executive Officer.  “Demand for our less-than-truckload services continued to improve during the first quarter with a 6.3% increase in tonnage.  This more than offset competitive pricing pressures that this segment continues to face, and resulted in a 3.7% increase in sales from this segment.  This growth, year over year, was remarkable considering our major less-than-truckload markets of Dallas-Fort Worth, Atlanta, Chicago and the Northeast, served by our Burlington, New Jersey facility, lost numerous revenue days in January and February due to heavy winter storms.”

During the first quarter of 2011, total operating expenses increased $9.5 million, or 10.4% to $100.9 million compared to $91.4 million during the first quarter of 2010. “U.S. diesel fuel prices increased approximately 34% compared to last years’ first quarter and 30% since the beginning of 2011.  Our fuel surcharge program is typically able to recapture most of the increasing costs of fuel prices, but we shoulder more of the burden in an environment with rapidly rising fuel prices, as was the case during first quarter of 2011.  Our fuel costs increased by $6.6 million versus a $6.1 million increase in fuel surcharges.  Operating costs were also negatively affected by approximately $800,000 of increased maintenance and repair costs attributable to inclement weather,” continued Mr. Stubbs.  “Excluding the effects of fuel, increased maintenance and additional expenses resulting from inclement weather, the change in our other operating costs were in line with the change in revenue, which is indicative of our cost control measures and efficiency programs.”

“A shortage of qualified drivers in the market continues to challenge the industry. We opened the FFE Driver Academy during the first quarter, which has been a cost effective way to attract and retain qualified drivers.  Pricing strength in our truckload segment, improving demand, and fuel surcharges were not enough to offset the significant increase in diesel fuel costs and the severe weather conditions, which resulted in disappointing results for the first quarter of 2011.  However, we experienced improvement in financial performance during March, as weather patterns normalized and demand and yield continued to improve. We are encouraged by the response to our new driving academy as this will help address the driver shortage, which is one of our most significant challenges.  Combined with our continued emphasis on a strong service offering, strength in pricing in the truckload market and solid LTL growth, we believe we will see improved results in the coming quarters, “concluded Mr. Stubbs.

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics and dedicated services to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com.  To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm.  The Company’s common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change.

Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission.  Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited and in thousands, except per-share amounts)
Assets	March 31, 2011	December 31, 2010
Current assets
Cash and cash equivalents	$2,090	$1,203
Accounts receivable, net	43,614	41,921
Tires on equipment in use, net	5,858	5,982
Deferred income taxes	1,150	1,150
Other current assets	4,764	6,575
Total current assets	57,476	56,831

Property and equipment, net	70,146	72,993
Other assets	4,550	5,081
Total assets	$132,172	$134,905

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$25,722	$27,443
Insurance and claims accruals	8,850	8,697
Accrued payroll and deferred compensation	4,248	5,032
Accrued liabilities	813	709
Total current liabilities	39,633	41,881

Long-term debt	13,668	5,689
Deferred income taxes	2,180	3,153
Insurance and claims accruals	5,511	5,373
Total liabilities	60,992	56,096

Shareholders' equity
Common stock, $1.50 par value per share; 75,000 shares authorized;
18,572 shares issued	27,858	27,858
Additional paid-in capital	1,145	1,353
Retained earnings	50,305	58,242
	79,308	87,453
Treasury stock (1,081 and 1,146 shares), at cost	(8,128)	(8,644)
Total shareholders' equity	71,180	78,809
Total liabilities and shareholders’ equity	$132,172	$134,905

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
 (Unaudited and in thousands, except per-share amounts)

	Three Months Ended March 31,
	2011	2010
Total operating revenue	$92,107	$85,842
Operating expenses
Salaries, wages and related expenses	29,460	28,109
Purchased transportation	16,216	18,117
Fuel	22,467	15,844
Supplies and maintenance	12,622	10,613
Revenue equipment rent	8,604	8,781
Depreciation	4,496	3,987
Communications and utilities	1,299	1,174
Claims and insurance	3,309	2,834
Operating taxes and licenses	1,035	1,097
Loss (gain) on sale of property and equipment	1	(331)
Miscellaneous	1,380	1,179
Total operating expenses	100,889	91,404
Loss from operations	(8,782)	(5,562)
Interest and other (income) expense
Interest income	(2)	(11)
Interest expense	96	42
Equity in earnings of limited partnership	(99)	(40)
Life insurance and other	100	146
Total interest and other expense	95	137
Loss before income taxes	(8,877)	(5,699)
Income tax benefit	(940)	(1,976)
Net loss	$(7,937)	$(3,723)

Net loss per share of common stock
Basic	$(0.45)	$(0.22)
Diluted	$(0.45)	$(0.22)
Weighted average shares outstanding
Basic	17,446	17,092
Diluted	17,446	17,092
Dividends declared per common share	$-	$-

The following table summarizes and compares the significant components of revenue and presents our operating ratio and revenue per truck per week for each of the three-month periods ended March 31:

Revenue from: (a)	2011	2010
Temperature-controlled services	$29,416	$25,423
Dry-freight services	11,420	15,268
Total truckload linehaul services	40,836	40,691
Dedicated fleets	4,305	4,225
Total truckload	45,141	44,916
Less-than-truckload linehaul services	26,201	25,267
Fuel surcharges	18,683	12,534
Brokerage	1,138	2,011
Equipment rental	944	1,114
Total operating revenue	92,107	85,842

Operating expenses	100,889	91,404
Loss from freight operations	$(8,782)	$(5,562)
Operating ratio (b)	109.5%	106.5%

Total truckload revenue	$45,141	$44,916
Less-than-truckload revenue	26,201	25,267
Total linehaul and dedicated services revenue	$71,342	$70,183

Weekly average trucks in service	1,774	1,751
Revenue per truck per week (c)	$3,128	$3,118

Computational notes:
(a)	Revenue and expense amounts are stated in thousands of dollars.
(b)	Operating expenses divided by total revenue.
(c)	Average daily revenue, times seven, divided by weekly average trucks in service.

            The following table summarizes and compares selected statistical data relating to our freight operations for each of the three-month periods ended March 31:

Truckload	2011	2010
Total linehaul miles (a)	29,891	31,630
Loaded miles (a)	26,636	28,238
Empty mile ratio (b)	10.9%	10.7%
Linehaul revenue per total mile (c)	$1.37	$1.29
Linehaul revenue per loaded mile (d)	$1.53	$1.44
Linehaul shipments (a)	29.2	30.7
Loaded miles per shipment (e)	912	921
LTL
Hundredweight	1,934	1,820
Shipments (a)	61.0	59.1
Linehaul revenue per hundredweight (f)	$13.55	$13.89
Linehaul revenue per shipment (g)	$430	$427
Average weight per shipment (h)	3,172	3,079

Computational notes:
(a)	Amounts are stated in thousands.
(b)	Total truckload linehaul miles less truckload loaded miles, divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by total truckload linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of shipments.

The following table summarizes and compares the makeup of our fleet between company-provided tractors and tractors provided by independent contractors as of March 31:

	2011	2010
Total company tractors available	1,529	1,461
Total owner-operator tractors available	294	393
Total tractors available	1,823	1,854
Total trailers available	3,367	3,493

Contacts:
Frozen Food Express Industries, Inc.
     Russell Stubbs, President and CEO
     John Hickerson, EVP and COO
     John McManama, Senior VP and CFO
     (214) 630-8090
     ir@ffex.net